Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	May 2, 2018

Exhibit 99.3 - Joint Filers’ Signatures

/s/ Matthew Lindenbaum
Matthew Lindenbaum

/s/ Bennett Lindenbaum
Bennett Lindenbaum

Basswood Capital Management, L.L.C.
By:	/s/ Matthew Lindenbaum
	Name:	Matthew Lindenbaum
	Title:	Managing Member